Exhibit 3.2.6

AMENDED AND RESTATED BYLAWS

OF

COMPASS TELESERVICES, INC.

The Bylaws are adopted by the Corporation and are supplemental to the New Jersey Business Corporation Act as the same shall from time to time be in effect.

ARTICLE I. NAME.

Section 101. Name. The name of the Corporation is Compass Teleservices, Inc.

Section 102. State of Incorporation. The Corporation has been incorporated under the laws of the State of New Jersey.

ARTICLE II. REGISTERED AND PRINCIPAL OFFICES.

Section 201. Registered Office, Registered Agent. The registered office of the Corporation in the State of New Jersey shall be located at such place, within the State of New Jersey, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

Section 202. Offices. The principal office of the Corporation and any other offices of the Corporation shall be located at such place(s), within or without the State of New Jersey, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE III. SHAREHOLDERS AND DIRECTORS.

Section 301. Place of Shareholders’ Meetings. All meetings of the shareholders shall be held at such place or places, within or without the State of New Jersey, as shall be fixed by the Board of Directors from time to time.

Section 302. Annual Shareholders’ Meeting. The annual meeting of the shareholders, for the election of directors and the transaction of such other business as may properly be brought before such meeting, shall be held at such place and such time, within or without the state of New Jersey, that the Board of Directors may fix.

Section 303. Number of Directors. The Board of Directors shall consist of one or more directors. Thereafter, the exact number of directors shall be determined by resolution of the Board of Directors or by the shareholders at an annual or special meeting.

Section 304. Term of Directors. Each director shall serve until his successor shall be elected and qualify.

Section 305. Resignations of Directors. Any director may resign at any time. Such resignation shall be in writing, but the acceptance thereof shall not be necessary to make it effective.

Section 306. Compensation of Directors. Unless the Board of Directors shall otherwise determine, directors shall not be entitled to any compensation for their services as directors. Any director may serve the Corporation in another capacity and be entitled to such compensation therefor as may be determined by the Board of Directors.

Section 307. Annual Meeting of Directors. An annual meeting of the Board of Directors shall be held in each calendar year immediately following the annual meeting of shareholders.

Section 308. Meetings of Directors. Meetings of the Board of Directors may be called by the President or by a majority of the directors. Any such meeting may be held within or without the State of New Jersey.

Section 309. Notice of Directors’ Meetings. Whenever notice of a meeting of the Board of Directors shall be required, it shall be in writing. Unless otherwise required by law or these Bylaws, neither the business to be transacted at, nor the purpose of, any regular meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 310. Committees. In the absence or disqualification of any member of any committee or committees established by the Board of Directors, the member or members thereof present at any meeting of such committee or committees, and not disqualified from voting, whether or not he or she constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

Section 311. Absentee Participation in Meetings. One or more directors or shareholders may participate in a meeting of the Board of Directors, or of a committee of the Board, or a meeting of the shareholders, by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other.

Section 312. Designation of Presiding and Recording Officers. The directors or shareholders, at any meeting of directors or shareholders, as the case may be, shall have the right to designate any person, whether or not an officer, director or shareholder, to preside over, or record the proceedings of, such meeting.

ARTICLE IV. OFFICERS.

Section 401. The Officers. The Corporation shall have a President, a Secretary and a Treasurer, and may have a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. Any two or more offices may be held by the same person.

Section 402. Election and Term of Officers. The President, Secretary, and Treasurer of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. All other officers shall be elected by the Board of Directors at the time, in the manner, and for such term as the Board from time to time shall determine. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified, or until he or she shall resign or shall have been removed.

Section 403. Compensation. Unless otherwise provided by the Board of Directors, the compensation of officers and assistant officers of the Corporation shall be fixed by the President.

Section 404. President. The President shall be the chief executive officer of the Corporation, and, subject to the control of the Board of Directors and such limitations as may be provided by the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation. Unless a designation to the contrary shall be made at a meeting, the President shall, when present, preside at all meetings of the shareholders and of the Board of Directors. As authorized by the Board of Directors, he or she shall execute and seal, or cause to be sealed, all instruments requiring such execution, except to the extent that signing and execution thereof shall have been expressly delegated by the Board of Directors to some other officer or agent of the Corporation. Upon request of the Board of Directors, he or she shall report to the Board all matters which the interest of the Corporation may require to be brought to their notice.

Section 405. Vice President, Secretary, Treasurer, and Assistant Officers. The Vice President or Vice Presidents, in the order of their seniority, unless otherwise determined by the Board of Directors, and in the absence or disability of the President, shall perform the duties and exercise the powers of the President.

The Vice President or Vice Presidents, the Secretary, the Treasurer, the Assistant Secretary or Secretaries, and the Assistant Treasurer or Treasurers, shall act under the direction of the President, and shall perform all such duties as may be prescribed by the President or the Board of Directors.

ARTICLE V. INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS.

Section 501. Mandatory Indemnification of Directors and Officers. The Corporation shall, to the fullest extent permitted by applicable law, indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Corporation or other entity) by reason of the fact that such director or officer is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against expenses (including, but not limited to, attorneys’ fees and costs), judgments, fines (including excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such director or officer in connection with such action, suit or proceeding, except as otherwise provided in Section 503 hereof. A director or officer of the Corporation entitled to indemnification under this Section 501 is hereafter called a “person covered by Section 501 hereof.”

Section 502. Expenses. Expenses incurred by a person covered by Section 501 hereof in defending a threatened, pending or completed civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation, except as otherwise provided in Section 503.

Section 503. Exceptions. No indemnification under Section 501 or advancement or reimbursement of expenses under Section 502 shall be provided to a person covered by Section 501 hereof (a) with respect to expenses or the payment of profits arising from the purchase or sale of securities of the Corporation in violation of Section 16(b) of the Securities Exchange Act of 1934; (b) if a final unappealable judgment or award establishes that such director or officer engaged in self-dealing, wilful misconduct or recklessness; (c) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers’ and directors’ liability insurance whose premiums are paid for by the Corporation or by an individual or entity other than such director or officer; and (d) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Corporation, which written consent shall not be unreasonably withheld. The Board of Directors of the Corporation is hereby authorized, at any time by resolution, to add to the above list of exceptions from the right of indemnification under Section 501 or advancement or reimbursement of expenses under Section 502, but any such additional exception shall not apply with respect to any event, act or omission which has occurred prior to the date that the Board of Directors in fact adopts such resolution. Any such additional exception may, at any time after its adoption, be amended, supplemented, waived or terminated by further resolution of the Board of Directors of the Corporation.

Section 504. Continuation of Rights. The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 505. General Provisions.

(a) The term “to the fullest extent permitted by applicable law,” as used in this Article, shall mean the maximum extent permitted by public policy, common law or statute. Any person covered by Section 501 hereof may, to the fullest extent permitted by applicable law, elect to have the right to indemnification or to advancement or reimbursement of expenses, interpreted, at such person’s option, (i) on the basis of the applicable law on the date this Article was approved by shareholders, or (ii) on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action, suit or proceeding, or (iii) on the basis of the applicable law in effect at the time indemnification is sought.

(b) The right of a person covered by Section 501 hereof to be indemnified or to receive an advancement or reimbursement of expenses pursuant to Section 502 (i) may also be enforced as a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Corporation and such person, (ii) to the fullest extent permitted by applicable law, is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification (as determined by such person) of this Article with respect to events, acts or omissions occurring before such rescission or restrictive modification is adopted.

(c) If a request for indemnification or for the advancement or reimbursement of expenses pursuant hereto is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation together with all supporting information reasonably requested by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim (plus interest at the prime rate announced from time to time by the Corporation’s primary banker) and, if successful in whole or in part, the claimant shall be entitled also to be paid the expenses (including, but not limited to, attorney’s fees and costs) of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or the advancement or reimbursement of expenses to the claimant is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

(d) The indemnification and advancement or reimbursement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or reimbursement of expenses may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in such director or officer’s official capacity and as to action in another capacity while holding that office.

(e) Nothing contained in this Article shall be construed to limit the rights and powers the Corporation possesses under the New Jersey Business Corporation Act or otherwise, including, but not limited to, the powers to purchase and maintain insurance, create funds to secure or insure its indemnification obligations, and any other rights or powers the Corporation may otherwise have under applicable law.

(f) The provisions of this Article may, at any time (and whether before or after there is any basis for a claim for indemnification or for the advancement or reimbursement of expenses pursuant hereto), be amended, supplemented, waived, or terminated, in whole or in part, with respect to any person covered by Section 501 hereof by a written agreement signed by the Corporation and such person.

(g) The Corporation shall have the right to appoint the attorney for a person covered by Section 501 hereof, provided such appointment is not unreasonable under the circumstances.

Section 506. Optional Indemnification. The Corporation may, to the fullest extent permitted by applicable law, indemnify, and advance or reimburse expenses for, persons in all situations other than that covered by this Article.

ARTICLE VI. FINANCIAL REPORTS TO SHAREHOLDERS.

Section 601. No Annual Report Required. The directors of the Corporation shall not be required to send or cause to be sent to the shareholders of the Corporation any annual financial report.

ARTICLE VII. SHARES OF CAPITAL STOCK.

Section 701. Signatures of Share Certificates. Each share certificate shall be signed by the Chairman of the Board, President or a Vice President, and by the Secretary or Treasurer, or an Assistant Secretary or an Assistant Treasurer.

Section 702. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if said shareholder shall have: (a) requested such replacement certificate before the Corporation has notice that the shares have been acquired by a bona fide purchaser; (b) filed with the Corporation an indemnity bond deemed sufficient by the Board of Directors; and (c) satisfied any other reasonable requirements fixed by the Board of Directors.

Section 703. Transfer of Shares. All transfers of shares of the Corporation shall be made upon the books of the Corporation upon surrender to the Corporation or the transfer agent of the Corporation of a certificate or certificates for shares, duly endorsed by the person named in the certificate or an attorney, lawfully constituted in writing, or accompanied by proper evidence of succession, assignment or authority to transfer. Thereupon, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificates and record the transaction upon its books.

ARTICLE VIII. BOOKS AND RECORDS.

Section 801. Books and Records. The Corporation shall keep books and records of account and minutes of the proceedings of shareholders, Board of Directors, and committees, if any. Such books, records and minutes may be kept outside the State of New Jersey.

ARTICLE IX. AMENDMENTS.

Section 901. Amendment by Shareholders or Board of Directors. These Bylaws may be amended or repealed by a majority vote of the members of the Board of Directors, or by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon, as the case may be, at any regular or special meeting duly convened after notice to the shareholders or directors of that purpose.

Section 902. Recording Amendments. The text of all amendments to these Bylaws shall be attached to the Bylaws with a notation of the date of each such amendment and a notation of whether such amendment was adopted by the shareholders or the Board of Directors.

ARTICLE X. ADOPTION OF BYLAWS AND RECORD OF AMENDMENT THERETO.

Section 1001. Adoption and Effective Date. These Amended and Restated Bylaws have been adopted as the Amended and Restated Bylaws of the Corporation as of this 26th day of April, 2007.

Section 1002. Amendments to Bylaws.

Section Amended	Date Amended	Adopted By